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                                                                   Exhibit 99.2

NEWS RELEASE

Contact:          Neil Geary (203) 863-1073
                  Barb Posner (203) 863-1374

         Tenneco Announces Major Strategic Actions to Enhance Value

         GREENWICH, Conn., July 21, 1998 -- Tenneco today announced three major strategic actions designed to enhance shareowner value. First, the company stated that its Board of Directors has authorized management to develop a broad range of strategic alternatives to unlock the value of its businesses and to include among the options the separation of its automotive and packaging businesses into stand-alone entities.

   Second, the company underscored its determination to accelerate the separation of its containerboard packaging business from its specialty packaging business. The options for separation might include a sale, merger, spin off, initial public offering or strategic alliance, among others.

   Finally, the company outlined a broad program focused on reducing structural costs, which is expected to realize approximately $100 million in annualized savings by reducing overhead and operating expenses.

    Note: Tenneco also released second quarter earnings today. See related news release.

         "These announcements are the latest steps in Tenneco's five-year transformation," said Dana G. Mead, Tenneco chairman and chief executive officer. "Over that time, Tenneco has carefully streamlined itself, capturing value for shareholders in the divestiture of several strong businesses. That process included realizing over $13 billion of cash proceeds, which enabled us to pay down over $9 billion in debt, spin off $1.5 billion of subsidiary shares to our shareholders, repurchase over $1.0 billion in stock, and build our automotive parts and packaging businesses with $3.0 billion in strategic acquisitions.

         "We are now at a point in our evolution where we must again ensure that the company is structured to provide the greatest value to our shareowners. We will study carefully the full range of structural alternatives available to us and do so as expeditiously as possible. We intend to make our recommendations to the Board this fall.

         "Last year, we said that we would exit the containerboard business when market conditions were optimal. Today, because of aggressive cost reduction programs at our mills and box plants, Tenneco is one of the most efficient producers in this industry. We believe the timing is now right to capture the value of this business, especially in light of industry consolidation and the anticipated improvement in longer term market conditions," said Mead.


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         With annual sales of $1.5 billion, Tenneco Packaging's containerboard business includes four containerboard mills, over 70 corrugated facilities and nearly one million acres of owned or controlled timberland throughout the U.S.

         The cost reduction program that Tenneco announced today is intended to reduce structural costs, both administrative and operational. This new initiative is expected to result in approximately $100 million in incremental annualized savings not conditional on any strategic actions. Even greater savings could result, depending on the outcome of the strategic study announced today. Over the last three years, Tenneco has realized approximately $1 billion in cost reductions, approximately $375 million of which has been translated into net operating income. Additionally, as previously reported, Tenneco Automotive's 1997 global restructuring will provide over $80 million in cost savings by the end of 1998. Containerboard packaging's two-year mill cost reduction program should total $85 million by year-end.

         Mead said, "Two years ago when Tenneco emerged in its current configuration and committed to a strategy of building shareowner value in our two major companies - automotive and packaging, I promised that we would not only continue to build value within the current structure, but would also remain open to alternatives for ultimate separation of the businesses, or other options that would unlock yet additional value. In my view, and in that of our Board of Directors, the time is now right to fully and actively explore those other actions. That is the essence of the announcements we have made today."

         Tenneco is an $8 billion global manufacturing company headquartered in Greenwich, Conn., with 50,000 employees worldwide. The company is one of the world's largest producers and marketers of ride control and exhaust systems and products, which are sold under the Monroe(R) and Walker(R) global brand names. Among its products are Sensa-Trac(R) shocks and struts, Rancho(R)shock absorbers, Walker(R) Quiet-Flow(TM) mufflers and DynoMax(TM)performance exhaust products, and Monroe(R) Clevite(TM) vibration control components. Tenneco Packaging is among the world's leading and most diversified packaging companies. Among its products are Hefty(R) trash bags, Hefty OneZip(R) and Baggies(R) food storage bags, E-Z Foil(R) single-use aluminum cookware and Hexacomb(R) paper honeycomb products.

         Several statements in this press release are forward-looking and are identified by the use of forward-looking words and phrases, such as "to develop," "to accelerate," "is expected," "intend," "intended," "timing is now right," "time is now right," "could result," "will provide," "should," and "explore." These forward-looking statements are based on the Company's current expectations. Because forward-looking statements involve risks and uncertainties, the Company's plans, actions and actual results could differ materially. Among the factors that could cause plans, actions and results to differ materially from current expectations are: (i) the general political, economic and competitive conditions in markets and countries where the Company and its subsidiaries operate, including currency fluctuations and other risks associated with operating in foreign countries; (ii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals; (iii) changes in capital



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availability or costs; (iv) changes in consumer demand and prices, including decreases in demand for Company products and the resulting negative impact on the Company's revenues and margins from such products (v); the cost of compliance with changes in regulations,including environmental regulations; (vi) workforce factors such as strikes or labor interruptions; (vii) material substitutions and increases in the costs of the Company's raw materials; (viii) the Company's ability to integrate operations of acquired businesses quickly and in a cost-effective manner; and (ix) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the Company's control.